UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported) February 7, 2006 (February 1, 2006)
HARTVILLE GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-82786	94-3360099

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

3840 Greentree Ave. SW, Canton, OH		44706

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (330) 484-8080
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240,14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240,13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS
ITEM 1.01 ENTERING INTO A MATERIAL DEFINITIVE AGREEMENT.
Employment Agreement for Dennis C. Rushovich
On February 1, 2006, the Company entered into an Employment Agreement with Dennis C. Rushovich, our President and Chief Executive Officer and a member of our Board of Directors (the “Rushovich Agreement”). The Rushovich Agreement shall be effective as of May 1, 2005. The Rushovich Agreement has an initial one-year term ending on April 30, 2006 and shall renew for successive periods of one year unless terminated by either party at least 90 days prior to the end of any term.
Pursuant to the Rushovich Agreement, Mr. Rushovich shall be paid a base salary of $200,000 per year and shall be eligible for cash bonuses as determined by the Board of Directors of the Company. As part of his compensation, Mr. Rushovich is also entitled to be granted stock options to purchase up to 500,000 shares of the Company’s stock. The Board of Directors of the Company granted Mr. Rushovich the option to purchase up to 500,000 shares of the Company’s Common Stock on July 15, 2005, with 25% of the shares subject to the option vesting on the date of grant and 25% of the shares subject to the option vesting on each of October 1, 2005, January 1, 2006 and April 1, 2006.
Pursuant to the Rushovich Agreement, the Company shall provide Mr. Rushovich with living quarters in or proximate to Canton, Ohio, the use of an automobile, weekly round trip air travel on a regularly schedule passenger airline carrier between Canton, Ohio and Stamford, Connecticut and reimbursement for reasonable business expenses in connection with the performance of the duties, functions and responsibilities set forth in the Rushovich Agreement. Additionally, the Company shall indemnify, defend and hold harmless Mr. Rushovich for general directors and/or officers in the normal course of his services on Company (or subsidiary) business to the fullest extent allowed by law and shall maintain certain directors and officers insurance as set forth in the Rushovich Agreement.
Pursuant to the Rushovich Agreement, in the event Mr. Rushovich’s employment is terminated without cause (as defined in the Rushovich Agreement), Mr. Rushovich will receive (i) six months of salary continuation, payable over six months in accordance with the Company’s normal payroll practices, (ii) continued health, dental and life insurance coverage for six months (or until Mr. Rushovich becomes covered by other employer plans, if earlier) and (iii) the acceleration of any unvested employer contributions under any pension plan.
The Rushovich Agreement also provides that Mr. Rushovich shall not solicit employees, customers, suppliers, distributors, policy owners or agents or representatives of the Company during the term of his employment and for a period of one year after the termination of such employment.

Employment Agreement for Christopher R. Sachs
On February 2, 2006, the Company entered into an Employment Agreement with Christopher R. Sachs, our Chief Financial Officer (the “Sachs Agreement”). The Sachs Agreement shall be effective as of September 19, 2005. The Sachs Agreement has an initial one-year term ending on September 18, 2006 and shall renew for successive periods of one year unless terminated by either party at least 90 days prior to the end of any term.
Pursuant to the Sachs Agreement, Mr. Sachs shall be paid a base salary of $150,000 per year and shall be eligible for cash bonuses as determined by the Board of Directors of the Company. As part of his compensation, Mr. Sachs is also entitled to be granted stock options to purchase up to 350,000 shares of the Company’s stock.
Pursuant to the Sachs Agreement, the Company shall provide Mr. Sachs with a car allowance of $500 per month and reimbursement for reasonable business expenses in connection with the performance of the duties, functions and responsibilities set forth in the Sachs Agreement. Additionally, the Company shall indemnify, defend and hold harmless Mr. Sachs for general directors and/or officers in the normal course of his services on Company (or subsidiary) business to the fullest extent allowed by law and shall maintain certain directors and officers insurance as set forth in the Sachs Agreement.
Pursuant to the Sachs Agreement, in the event Mr. Sachs’s employment is terminated without cause (as defined in the Sachs Agreement), Mr. Sachs will receive (i) six months of salary continuation, payable over six months in accordance with the Company’s normal payroll practices, (ii) continued health, dental and life insurance coverage for six months (or until Mr. Sachs becomes covered by other employer plans, if earlier) and (iii) the acceleration of any unvested employer contributions under any pension plan.
The Sachs Agreement also provides that Mr. Sachs shall not solicit employees, customers, suppliers, distributors, policy owners or agents or representatives of the Company during the term of his employment and for a period of one year after the termination of such employment.
SECTION 5. CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTOR; APPOINTMENT OF PRINCIPAL OFFICERS
The Company appointed Christopher Edgar as the Company’s Chief Marketing Officer on February 2, 2006.
Mr. Edgar has not entered into any employment agreement with the Company and Mr. Edgar’s compensation package has not been finalized.
SECTION 9.01 FINANCIAL STATEMENTS AND EXHIBITS
The following exhibits are incorporated by reference as part of this Report:

Exhibit	Description of Exhibit
10.1	Employment Agreement between the Company and Dennis C. Rushovich, executed February 1, 2006 and effective as of May 1, 2005

10.2	Employment Agreement between the Company and Christopher R. Sachs, executed February 2, 2006 and effective as of September 19, 2005

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 7th day of February, 2006.

HARTVILLE GROUP, INC.

By: /s/ Dennis C. Rushovich

Dennis C. Rushovich
President